Exhibit 99.1

Royal Gold Acquires Additional Royalty Interests
on the Pascua-Lama Gold Project

DENVER, COLORADO.  JULY 6, 2010:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) today announced that it has acquired the rights to an additional 1.0% net smelter return (“NSR”) sliding-scale gold royalty on the Pascua-Lama project, which is owned by Barrick Gold Corporation (“Barrick”).  The additional interest was purchased in separate transactions from three private individuals for a total acquisition price of $68 million.  Of this amount, $40 million has been paid to immediately acquire an additional 0.60% royalty interest, and a deferred payment of $28 million will be made on or before October 29, 2010 to acquire the remaining 0.40% royalty interest.  Once the acquisition is complete, Royal Gold’s total royalty interest will increase to 5.23% NSR, at gold prices above $800 per ounce.  The transactions also include a 0.20% fixed-rate copper royalty that takes effect after January 1, 2017, increasing Royal Gold’s copper royalty interest to 1.05%.

Tony Jensen, President and Chief Executive Officer, commented, “We are pleased to, once again, increase our royalty interest on this long-life, world-class gold project – having raised our royalty interest this year from 1.08% to 5.23%, at gold prices above $800 per ounce.  Upon completion of mine construction, we expect that Pascua-Lama will become one of our cornerstone royalty assets for the next couple of decades. This transaction reinforces our strategic goals of acquiring gold royalties on exceptional deposits which are located in attractive host countries and managed by experienced operators.”

In addition, Royal Gold has obtained certain contingent rights and reduced certain obligations with respect to the portion of the Pascua-Lama royalty acquired in the International Royalty Corporation (“IRC”) acquisition.  Upon completion of the deferred payment, we will have (i) reduced the contingent payments from $10.4 million to $8.4 million due from Royal Gold to certain individuals who held the royalty if gold prices exceed $600 per ounce for any six month period during the first 36 months of commercial production from the project, and (ii) decreased payments due from Royal Gold to these individuals from $6.4 million to $4.4 million that would be required to extend 24% of our royalty interest beyond 14 million ounces of production from the project.  Approximately 20% of the total royalty remains subject to a 14 million ounce cap.  Royal Gold also increased its interest in two one-time payments from $500,000 to $1.5 million which are payable by Barrick upon the achievement of certain production thresholds at Pascua-Lama.

Located on the border of Chile and Argentina, the Pascua-Lama project is in the early stages of construction, with initial commissioning scheduled for late 2012 and first production expected in the first quarter of calendar 2013.  Reserves at the end of calendar 2008 related to Royal Gold’s royalty interest totaled 324.7 million tons, at a grade of 0.045 ounces per ton, for 14.6 million contained ounces, at a gold price of $750 per ounce.  Barrick expects the reserves to support a mine life of at least 25 years and estimates that Pascua-Lama will produce an average of 600,000 to 700,000 ounces of gold annually over the life of the mine.  Royal Gold’s royalties (see schedule below) apply to production on the Chilean side of the project only.

Royal Gold Royalty Schedule – Pascua-Lama

Gold Price Range (per ounce)	NSR Royalty Rate
≤$325	0.78%
$400	1.57%
$500	2.72%
$600	3.56%
$700	4.39%
≥$800	5.23%
Note: Royalty rate is interpolated between the upper and lower endpoints

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests.  The Company owns royalties on 189 properties on six continents, including royalties on 32 producing mines and 24 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross
Vice President and Corporate Secretary
(303) 575-6504

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Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include a deferred payment of $28 million will be made on or before October 29, 2010, the Company’s royalty interest will increase to 5.23% after the deferred payment is made at gold prices above $800 per ounce, the expectation that Pascua-Lama will become a cornerstone royalty for the next couple of decades, the operator’s estimated dates for commissioning and initial production, the estimated gold reserves for the project, the estimated average annual production over the life of the mine, and the reserve life of the project. Factors that could cause actual results to differ materially from projections include, among others, completion of the transaction, precious metals prices, decisions and activities of the operator of the various properties, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.  In addition, acquired royalty interests on certain projects are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.